Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 33-54400) of our report dated February 22, 2000, relating to the financial statements and the financial statement schedule of Ionics, Incorporated which appears in Ionics, Incorporated Annual Report on Form 10-K for the year ended December 31, 1999.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
June 19, 2000